Exhibit 99.1

For Immediate Release

July 30, 2003

First Century Bankshares, Inc.

Reports 2003 Second Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB—FCBS) a $367 million bank holding company, announced earnings of $731,000 for the three-month period ending June 30, 2003. This represents a 29.8% decrease from the $1,042,000 earned during the same period in 2002. On a per share basis, net income decreased to $0.37 from $0.52. This decrease in earnings was primarily attributable to a one-time recovery in the second quarter of 2002 of $475,000, which enhanced noninterest income, due to the settlement of litigation between the Corporation and another financial institution. The Corporation experienced a decrease in net interest income of approximately $574,000, due primarily to limitations in the opportunity to reduce interest expense on deposits in this low interest rate environment relative to the reinvestment options for loans and investment securities. The reduction in net interest income was essentially offset by a reduction in the provision for loan losses of $505,000, representing lower charge-offs as a result of management’s on-going efforts to enhance the quality of the loan portfolio.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, continued to improve during the second quarter of 2003. Nonperforming assets as a percentage of total loans improved from 1.8% at December 31, 2002 and 1.7% at March 31, 2003, to 1.5% at June 30, 2003. The allowance for loan losses remained relatively consistent at 1.25% of total loans at June 30, 2003 versus 1.27% at December 31, 2002, further reflecting the improvements in loan quality.

The performance of the Corporation during the second quarter resulted in net income of $1,570,000 for the six-month period ending June 30, 2003. This represents a 16.2% decrease from the $1,874,000 earned during the same period in 2002. On a per share basis, net income decreased to $0.79 from $0.94. As noted above, the second quarter of 2002 had a one-time recovery of $475,000.

Earnings through June 30, 2003 reflect an annualized return on average assets (ROAA) of 0.86% compared to 1.01% for the period ended June 30, 2002. Also, these earnings reflect an annualized return on average equity (ROAE) of 9.15% and 11.27%, respectively, for the periods ending June 30, 2003 and 2002. Dividends for the second quarter of 2003 were maintained at $0.20 per share, bringing the total dividend for 2003 to $0.40 per share.

First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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